                               SERVICES AGREEMENT

This Agreement is effective this 18th day of September, 1995, (the "Effective Date") between -Disease State Management, Inc., 46 Prince Street, Rochester, New York 14607 ("Vendor") and Bristol-Myers Squibb U.S. Pharmaceuticals, a division of Bristol-Myers Squibb Company, P.O. Box 4500, Princeton, New Jersey 08543-4500 (hereinafter called "BMSUSP"). Vendor agrees to provide services to BMSUSP under the terms set forth below.

A.        SERVICES

          Vendor will provide the product(s) or service(s) set forth, and to the specifications set forth in the proposal incorporated herein as Attachment A.

          The product and all elements as set forth on Attachment A are subject to prior approval by BMSUSP, such approval not to be unreasonably withheld.

B.        COMPENSATION

          BMSUSP will pay Vendor according to the terms or payment schedule set forth in Attachment A hereto.

          In the event that BMSUSP shall request any changes in the concept, specifications or scope of the product(s) or service(s) described on Attachment A hereto, Vendor will notify BMSUSP of the cost of such revisions and will not proceed without prior written approval.

          If the compensation provision on Attachment A hereto is other than a flat fee amount per element or for the entire project, Vendor will provide such documentation in support of all billings as BMSUSP may reasonably require.

C.        CONFIDENTIALITY

          Vendor shall treat as confidential and secret any and all BMSUSP Confidential Information. "BMSUSP Confidential Information" shall include, but not be limited to, information relating to BMSUSP's past, present and future marketing and research and development activities that may be disclosed to Vendor by BMSUSP and/or BMSUSPs parent, subsidiary or affiliate companies and which are identified in writing by BMSUSP as confidential. BMSUSP Confidential information shall not include (i) information known by Vendor prior to disclosure from BMSUSP. (ii) information which is or becomes publicly known through no wrongful act of Vendor, (iii) information that is independently developed by Vendor, without use of information that otherwise constitutes BMSUSP Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that BMSUSP is given 10 days prior notice of such disclosure. Vendor expressly agrees that any information it discovers or develops under this Agreement for the benefit of BMSUSP shall not be used by Vendor or disclosed by Vendor to any third party, nor shall Vendor show this Agreement or disclose the existence, nature or subject matter of this Agreement to any third. party without the prior written consent of BMSUSP. Vendors obligations not to disclose BMSUSP Confidential Information to third parties and not to otherwise use BMSUSP Confidential Information shall survive the termination of this Agreement for a period of five years. Vendor shall not duplicate any material containing BMSUSP Confidential Information, except in the direct performance of its services under this Agreement. Vendor shall return all copies of materials containing BMSUSP Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

          BMSUSP shall treat as confidential and secret any and all Vendor Confidential Information. "Vendor Confidential Information" shall include, but not be limited to, information relating to Vendor's past, present and future systems development activities that may be disclosed to BMSUSP and/or BMSUSP's parent, subsidiary or affiliate companies and which are identified in writing by Vendor as confidential, except that in no event shall Vendor Confidential Information include information relating to Vendor deliverables under this agreement. Vendor Confidential information shall not include (i) information known by BMSUSP prior to disclosure from Vendor, (ii) information which is or becomes publicly known through no wrongful act of BMSUSP, (iii) information that is independently developed by BMSUSP, without use of information that otherwise constitutes Vendor Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that Vendor is given 10 days prior notice of such disclosure. BMSUSP expressly agrees that any Confidential Information it discovers under this Agreement shall not be disclosed by BMSUSP to any third party without the prior written consent of Vendor. BMSUSP's obligations not to disclose Vendor Confidential Information shall survive the termination of this Agreement for a period of five years.

D.        INDEMNIFICATION

          Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement, or for any willful or negligent breach of this Agreement.

E.        PROFESSIONAL STANDARDS

          Vendor represents that it has facilities, personnel, experience and expertise sufficient in quality and quantity to perform all such assignments and projects given it by BMSUSP hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

F.        OWNERSHIP OF MATERIALS

          Any and all reports, information, data or other works created by Vendor for BMSUSP in connection with this Agreement (with the exception of customization of the Vendor's basic software and systems for BMSUSP) shall be the sole and exclusive property of BMSUSP.
          BMSUSP may use such work wherever and whenever it chooses. This Agreement shall be deemed a transfer of copyright and any copyrightable subject matter created by Vendor in such works. Vendor shall execute any and all documents necessary to demonstrate or perfect such transfer. Vendor shall not at any time, in any manner, during or after this Agreement, under any circumstances, be entitled to or claim any right, title or interest herein or any commission, fee or other direct or indirect benefit from BMSUSP or BMSUSP's parent, subsidiary or affiliate companies, in respect of such reports, data, information or other works created by Vendor hereunder. Vendor agrees to execute or cause its agents and/or employees to execute any documents necessary or desirable to secure or perfect BMSUSP's legal rights and worldwide ownership in such works, including, but not limited to, documents relating to patent, trademark and copyright applications.

          Nothing in the preceding paragraph shall preclude Vendor from referring to the general results of the project performed pursuant to this Agreement in making marketing presentations to other potential customers. In addition, BMSUSP agrees to provide Vendor with reasonable access to data generated by the project performed pursuant to this Agreement for the sole purpose of supplementing or supporting marketing presentations to other potential customers, provided, however, that all such supplemental or supporting presentations, insofar as they disclose data from the project, must be pre-approved by BMSUSP.

G.        RELEASES

          Any materials furnished hereunder which have not been created for BMSUSP and are subject to the rights of third parties shall be specifically identified to BMSUSP in writing. Vendor shall obtain (and deliver upon request to BMSUSP) releases for all names, photographs, illustrations, testimonials, and any and all other materials used in works which Vendor prepares or uses. All such releases shall run to BMSUSP, its agents and employees where appropriate and customary. Vendor's failure to obtain such releases or the obtaining of such releases by Vendor shall in no way relieve Vendor of its obligations in Paragraph F above except where the releases have been obtained directly by BMSUSP. Except for works that have been secured by permission, Vendor warrants and covenants that all works provided by Vendor shall be original and shall not infringe any copyright or violate any rights of any persons or entities whatsoever.

H.        DURATION OF AGREEMENT

          1.   Term

          This Agreement is effective as of the Effective Date and shall continue in full force and effect until the earlier of (i) completion of the project assigned hereunder, (ii) terminated by at least thirty
          (30) days written notice by either party to the other, sent by registered mail to the address for each party first set forth above, or to such other address which a party may designate for its receipt of notices hereunder.

          2.   Payment on Termination

          Upon termination of this Agreement BMSUSP is to pay for all authorized work in process, and BMSUSP shall assume Vendor's liability under and indemnify Vendor with respect to all outstanding contracts made on
          BMSUSP's behalf.   Upon written notice of termination Vendor shall
          take all steps necessary to wind up the work under this Agreement and to mitigate BMSUSP's liability therefore.

          3.   Transfer Upon Termination

          Vendor shall transfer, assign and make available to BMSUSP or BMSUSP's representative all property and materials in Vendor's possession or control belonging to and paid for by BMSUSP, and all information regarding BMSUSP's project(s) covered by this Agreement, as set forth in Paragraph C herein. Vendor also agrees to give all reasonable cooperation toward transferring with approval of third parties in interest all contracts and arrangements, if any, properly entered into by Vendor in the performance of this Agreement, and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

          I.   INDEPENDENT CONTRACTORS

          The parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint ventures. Neither party shall have the power to bind or obligate the other party nor shall either party hold itself out as having such authority.

          J.   THIRD PARTY OBLIGATIONS

          In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for BMSUSP's parent, subsidiary or affiliate companies, nor disseminate any material of any kind using the name of BMSUSP and/or BMSUSP's parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of BMSUSP.

          K.   GOVERNING LAW

          This Agreement is entered into in the State of New Jersey and shall be constructed and governed under and in accordance with the laws of that State.

          L.   MISCELLANEOUS

          (1) The terms of this Agreement shall be binding upon BMSUSP and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by Vendor without the prior written consent of BMSUSP. Factoring of accounts receivable is not permitted.

          (2) The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

          (3) BMSUSP is an Equal Opportunity Employer and does not discriminate against any person because of race, color, creed, age, sex, or national origin. Vendor represents that it has the same policy of Equal Opportunity Employment.

          (4) The policy of BMSUSP is to protect the health, safety and quality of life of its employees and the public, and to exercise responsible stewardship of natural resources that may be impacted by its activities. To realize this, BMSUSP is committed to maintaining programs and procedures for the environmentally responsible management of facilities, materials, production processes, products and packaging, transportation and distribution, waste and ft minimization, energy, general business operations and contracted goods and services. Vendor agrees with this policy and further acknowledges that its performance under this Agreement shall be in strict compliance with all applicable governmental laws and regulations and in accordance with and in furtherance of this policy.

          (5) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

          (6) The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

          (7) Except for the obligation to pay money property due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including. but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.

IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 18th day of September, 1995



Bristol-Myers Squibb                               DSMI Corp.
U.S. Pharmaceuticals                               46 Prince Street
a division of Bristol-Myers                        Rochester, New York 14607
Squibb Company

    /s/ Ray Joske
By: /s/ Rose Crane                              By: /s/ Donald A. Carlberg
    -----------------------------                   ------------------------

Title: HEALTHCARE MANAGEMENT                     Title:  President & CEO

     Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.


                    DSMI PROPOSAL TO BRISTOL-MYERS SQUIBB COMPANY
                            CARDIOVASCULAR DISEASE PROGRAM
                                  SEPTEMBER 18, 1995


PROGRAM OBJECTIVES AND BENEFITS

    The objective of this patient focused cardiovascular disease program is to enhance patient knowledge concerning their medical condition and to improve treatment adherence. The target population is patients who have recently experienced any of the following health events: moderate to severe angina, cardiac bypass surgery, myocardial infarction, or PTCA. This personalized, interactive program links patients, health care providers, and sponsoring organizations.

    The benefits of this programs are multi-level:

    FOR PATIENTS:

    - Improved access to health care resources beyond existing hospital care and office and in-home provider visits.

    -    Improved communication with health care providers.

    - Enhanced self-care skills and knowledge in the area of cardiovascular disease.

    - Increased treatment adherence, motivation, and confidence in disease self-management.

    FOR HEALTH CARE PROVIDERS:

    -    More comprehensive information on patient progress.

    -    Quicker identification of hard-to-manage patients.

    -    Enhanced ability to make timely treatment modifications.

    - Better targeting of health care resources appropriate to patient needs.

    -    Increased patient knowledge, compliance, and satisfaction.

    -    Minimal or no additional demands on providers' time.

    FOR INSURERS AND PROGRAM SPONSORS:

    - Cost-effective management of secondary cardiovascular risk via a program which facilitates appropriate use of health care resources.

    -    Expanded outcomes assessment capabilities.

    -    Enhanced patient and provider satisfaction.

    -    Improved market positioning of health care services.

    -    Enhanced market understanding.

    - Expanded business and services development opportunities (e.g., sublicensing of program).

PROGRAM SCHEDULE*

The program outlined below will be created in English. See the "Program Intervention Description" section for details about each of the interventions. This protocol would be delivered to patients during their first year of involvement in the program.

             Month 1                              Month 3
              -------                              -------
    -  Business Reply Card (BRC) +       -  Follow-up call #3
       program description               -  Personalized patient update #3 +
    -  Enrollment call to patient        -  pre-printed education materials
    -  Personalized patient report +     -  Personalized physician update #3
    -  pre-printed education materials
    -  Personalized physician summary
       report                                 Month 5
                                               -------

    -  Follow-up call #1                 -  Follow-up call #4
    -  Personalized patient update #1 +  -  Personalized patient update #4 +
    -  pre-printed education materials   -  pre-printed education materials
    -  Personalized physician update #1  -  Personalized physician update #4

             Month 2                              Month 8
              -------                              -------
    -  Follow-up call #2                 -  Follow-up call #5
    -  Personalized patient update #2 +  -  Personalized patient update #5 +
    -  pre-printed education materials   -  pre-printed education materials
    -  Personalized physician update #2  -  Personalized physician update #5

PROGRAM INTERVENTION DESCRIPTION

    See the "Program Schedule" section for an outline of the protocol for delivering these program components.

    BUSINESS REPLY CARD (BRC)*/PROGRAM DESCRIPTION*

    - Pre-printed card designed for distribution by providers to patients and return via postage paid mail response by patient to DSMi.

    - Brief assessment of identifying patient data (e.g., name, phone number, best time to contact) necessary for DSMi to initiate enrollment call to patient.

    - Program description attachment for patient to tear off and keep for future reference.

    ENROLLMENT TELEPHONE CALL*

    - Ten minute telephone call to enroll patients in the program as per receipt of Business Reply Card.

    - Call placed by operator according to patient's preferred contact times as per Business Reply Card.

    - Cost-efficient interface: operator-initiated contact to identify patient and transfer to automated, voice response system.

    - Option to reconnect with operator during or after voice response interaction.

    - High appeal voice response system using a recorded human voice versus computer synthesized speech.

    - Patient responds in normal speaking voice versus pushing touch tone buttons.

    - Self-report assessment of relevant medical and behavioral factors: disease status, prescribed treatment, patient motivation, treatment barriers, patient knowledge indicators.

    - Patient receives personalized questions and clinically appropriate feedback driven by expert system to promote patients' awareness of their condition and adherence to their treatment regimen.

    - Creates foundation for expanding patient data file which drives the personalized, interactive program services.

    PATIENT REPORT* + PRE-PRINTED EDUCATION MATERIALS*

    - One to four page, laser printed, on-demand published report and program description including text that is personalized based upon enrollment questionnaire responses and graphics that are personalized to patient's gender.

    - Relevant pre-printed patient education materials (up to a maximum total mailing weight of 3.0 ounces).

    - Mailed to patient within a week after completion of enrollment telephone call.

    - Personalized and pre-printed materials reinforce patient awareness and knowledge regarding their condition and promote treatment adherence.

    - Referral information fosters appropriate use of health care resources by patient.

    PHYSICIAN SUMMARY REPORT

    - One page, laser printed, on-demand published report summarizing a patient's enrollment survey data.

    - Mailed to patient's physician within a week after enrollment telephone call.

    - "At-a-glance" format provides efficient documentation of critical patient data, ready for insertion into the medical record.

    - Facilitates identification of patient education needs and hard-to-manage patients, appropriate allocation of health care resources, and timely modification of treatment regimens.

    -    Enhances patient-provider communication.

    FOLLOW-UP CALLS*

    - Five minute telephone calls placed by operator to patients according to patient's preferred contact times and the program intervention schedule.

    - Cost-efficient interface: operator-initiated contact to identify patient and transfer to automated, voice response system.

    - Option to reconnect with operator during or after voice response interaction.

    - High appeal voice response system using a recorded human voice versus computer synthesized speech.

    - Patient responds in normal speaking voice versus pushing touch tone buttons.

    - Self-report follow-up assessment of relevant medical and behavioral factors: update on disease status, prescribed treatment, patient motivation, treatment barriers, patient knowledge indicators.

    - Patient receives personalized questions and clinically appropriate feedback driven by expert system to promote patients' awareness of their condition and adherence to their treatment regimen.

    -    Allows identification of patient concerns and appropriate referral.

    -    Adds vital progress information to the longitudinal patient database.

PATIENT UPDATES* + PRE-PRINTED EDUCATION MATERIALS*

    - One to four page, laser printed, on-demand published report including text that is personalized based upon enrollment questionnaire responses, and graphics that are personalized to patient's gender.

    - Relevant pre-printed patient education materials (up to a maximum total mailing weight of 3.0 ounces).

    -    Mailed to patient within a week after each follow-up call.

    - Personalized and pre-printed materials reinforce patient awareness and knowledge regarding their condition and promote treatment adherence.

    - Referral information fosters appropriate use of health care resources by patient.

    PHYSICIAN UPDATES

    - One page, laser printed, on-demand published report integrating patient's follow-up and enrollment data.

    - Mailed to patient's physician within a week after each patient follow-up call.

    - "At-a-glance" format provides efficient documentation of critical patient data, ready for insertion into the medical record.

    - Facilitates identification of patient education needs and hard-to-manage patients, appropriate allocation of health care resources, and timely modification of treatment regimens.

    -    Enhances patient-provider communication.

    ORGANIZATIONAL DATA REPORTS

    - Data reports, aggregate information, to payor and participating organizations, provided quarterly. Configuration of reports to be determined.

    - To insure confidentiality and security of program database, reports to Bristol-Myers Squibb on program data to include aggregate patient information only, as per format requested by Bristol-Myers Squibb.

    - Reports to payors (e.g., managed care organizations) on program data to include individual patient information, as per format requested by the payor.

    - Individual data report on each patient provided at end of program. Configuration of report to be determined.

PROGRAM DEVELOPMENT

Program development will proceed in two stages. During the first stage, within 30 days of finalizing an agreement with Bristol-Myers Squibb, DSMi will deliver preliminary program components to be used by Bristol-Myers Squibb to market the program to payors. These components will include twenty four (24) copies of each of the following prototypes: sample marketing brochure/sales aid, sample business reply card/program description, voice response call-in telephone demonstration, sample personalized patient report, and sample personalized physician report.

The second stage of program development will require an additional 120 days to deliver a fully operating program, including the following components:

- Business reply card/program description (design/layout, print specifications and artwork in a form specified by BMS).
-   Personalized patient report and 5 patient updates.
-   Personalized physician report and 5 physician updates.
-   Enrollment call and 5 follow-up calls.
-   Marketing brochure/sales aid.

The entire program development includes the following tasks:

    PHASE I:

- Consultation with Bristol-Myers Squibb Company to finalize program specifications.
- Adaptation of clinical content/malarials to conform to delivery mechanisms used in the program, including interactive voice response and on demand publishing.
- Integration of market research/client/clinical information to finalize program content.

    PHASE II:

- Design of graphic presentation for pre-print and on-demand published materials.

-   Coordination of personalized clinical copy with personalized graphics.

-   Design of systems configuration.

- Systems programming for internal reporting for on-demand publishing, interactive voice response, and outcomes analyses.

-   Voice recording and training of the voice response system.

    PHASE III:

-   Testing of the operable program including debugging of the expert system.
-   Proofreading/editing pre-printed and on-demand published materials.

    PHASE IV:  PILOT PROGRAM

    DSMi shall conduct a pilot test, for a maximum of 100 participants, recruited by BMS, to demonstrate the efficacy of the fulfillment process. The test shall include the following interventions:

-   Mail BRCs to pilot program participants.
-   Process all BRCs returned to DSMi.
-   Conduct enrollment telephone call.
- Mail personalized patient report plus pre-printed patient education materials.
-   Mail personalized physician summary report.
-   Conduct follow-up telephone call at 3-weeks after enrollment.
- Mail personalized patient update and pre-printed patient education materials.
-   Mail personalized physician update.

    The test shall be conducted in a period not to exceed 90 days, including recruitment of participants.

PROGRAM MARKETING AND TRAINING

DSMi will provide 4 full day training sessions to BMS staff or representatives to assist in the marketing and training efforts for the program. BMS will have access to additional services that may include any of the following:

-   Development of marketing and/or training strategies and procedures.
- Coordination and/or presentations for meetings and seminars with payors/sponsoring organizations.
- Individual phone and/or in-person consultation with payors/sponsoring organizations.
-   Written correspondence with payors/sponsoring organizations.
- Preparation of written materials and/or phone demonstrations for the payors/sponsoring organizations.

PROGRAM OPERATION

As DSMi's program development team nears completion of the program, a program operation team will be assembled to participate in testing the system. This facilitates a smooth transition period for the shift from the development to the operations staff. DSMi will maintain responsibility for managing its in-house staff and its subcontractors who are involved in ongoing operations of the program interventions. Quality assurance measures are included in the interactive program interventions and DSMi's internal reporting systems.

Algorithms within the expert systems directing the mail and phone interventions allow for easy modification of program elements without interruption of service delivery. The systems development staff are available as-needed to make any necessary modifications. While DSMi's clinical department will remain responsible for any outcomes analyses evaluating the clinical impact of the program, DSMi's program operation team will monitor quality assurance indicators (e.g., enrollment rate, participant satisfaction, follow-up completion rate) on a continual basis to insure appropriate delivery of program services and facilitate timely troubleshooting. DSMi will issue periodic reports as agreed upon by DSMi and Bristol-Myers Squibb.

DATABASE DEVELOPMENT

The program database will be constructed and maintained using a standard Relational Data Base Management System (RDBMS). The primary record index will be based upon patient identification. All information collected at enrollment and during all subsequent interventions will be stored in the database. The record schema(s) will be developed according to the specific question sets and data required by the proposed program. Data may be imported or exported off-line using a variety of industry standard formats, or on-line using DSMi's SQL Server interface. DSMi will use industry standard procedures for insuring the confidentiality and security of the program database.

FACULTY

Brief biographies for DSMi's key staff are attached. In addition, DSMi utilizes the expertise of several consultants from Harvard Medical School, including Milton Weinstein, Ph.D., M.P.P., Edward Guadagnoli, Ph.D., Steve Samurai, Ph.D., and Paul Hauptman, M.D., in the areas of cost-effectiveness analysis, outcomes analysis, development and implementation of clinical guidelines, medical interventions, and health care provider education. Also, DSMi retains other well-published consultants with clinical and research expertise specific to the therapeutic areas in which a program is being developed. Curriculum vitae for DSMi's consultants can be provided upon request.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

FEES

PROGRAM DEVELOPMENT

The cost is $[****] to deliver the preliminary program components and the fully operational program in English. Fee is payable according to the following schedule:

    -    25% upon contract signing.
    -    25% upon delivery of preliminary materials.
    -    25% upon delivery of fully operational program.
    -    25% upon completion of the pilot program.

Printing fees for all pre-printed materials (e.g., patient education materials, marketing/sales aids, BRC/program description) will be the responsibility of Bristol-Myers Squibb. However, at Bristol-Myers Squibb's request, and at no additional cost. DSMI will include a managed care organization's logo or other identifying graphic element on the material.

DSMI will furnish estimates for printing costs upon determination of volumes and final specifications.

BMS shall provide all clinical content for the program as described in Phase I Program Development. BMS shall obtain and deliver to DSMI all pre-printed patient education materials to be included in patient mailings. BMS shall be responsible for printing costs of pre-printed materials (BRC/program description and Marketing/Sales Aid). BMS shall recruit 100 persons to participate in a pilot test.

PROGRAM OPERATION

The per patient program cost is [*****] for the eight-month protocol outlined in this proposal.

EXCLUSIVITY

For a period beginning with the date this Agreement is signed and ending 12 months from the date DSMi completes Phase IV of the program (the "Exclusivity Period"), DSMi agrees not to engage or participate in any other project involving the development or implementation of an interactive program in the prevention of cardiac sequelae resulting from acute myocardial infarction, PTCA, cardiac bypass surgery, or moderate to severe angina. At the conclusion of the Exclusivity Period, provided at least 3,000 patients have enrolled in the program, Bristol-Myers Squibb shall have the right, but not the obligation, to negotiate an exclusive arrangement for an interactive program in the prevention of cardiac sequelae resulting from acute myocardial infarction, PTCA, cardiac bypass surgery, or moderate to severe angina. In the event such negotiations are unsuccessful, Bristol-Myers Squibb shall have the right to match any bona fide offer made to DSMi for an interactive program in the prevention of cardiac sequelae resulting from acute myocardial infarction, PTCA, cardiac bypass surgery, or moderate to severe angina. This right of first refusal shall endure for a period of nine months from the conclusion of the Exclusivity Period.

CONSULTING

A per diem fee plus direct expenses is required for consultation services performed by DSMi or its consultants. Such fees would be required for activities performed for parties outside Bristol-Myers Squibb on behalf of the program and/or activities beyond the program development/marketing and training operations functions outlined in this proposal.

CUSTOMIZATION

Any customization other than incorporation of MCO logo or other identifying graphic element will constitute a revision to the intervention protocol (i.e., additional patient and/or physician reports and/or variations in on-demand or IVR content). DSMi shall furnish estimates for development and delivery to BMS prior to undertaking any revisions.


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                                     ATTACHMENTS


                                  STAFF BIOGRAPHIES


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BIOGRAPHICAL INFORMATION FOR KEY DSMI STAFF MEMBERS

DERACE SCHAFFER, M.D.-CHAIRMAN OF THE BOARD

In addition to his position as Chairman of the Board at DSMi, Dr. Schaffer is Chairman of NeuralTech, Inc., and Preferred Oncology Networks of America, Inc.
(PONA). He is a Director of OnGard Systems, Inc., and Medifax, Inc. He is also a director of several not-for-profit healthcare corporations. He has extensive operating experience as the Chairman and CEO of the Ide Radiology Group, which provides medical imaging services to six hospitals and ten imaging centers in New York State. Dr. Schaffer is a Board Certified Radiologist. He received his postgraduate specialty training at the Massachusetts General Hospital and Harvard Medical School.

DONALD A. CARLBERG-PRESIDENT AND CEO

Mr. Carlberg has been a senior executive with major companies in the pharmaceutical, managed care and medical services industries. Those companies include Ayerst-Wyeth, Blue Cross and Blue Shield and Baxter Healthcare, International. He was the founder and President and CEO of Patient Management Technologies, Inc. He received his B.S. from the State University of New York and attended the William E. Simon Graduate School of Business Administration at the University of Rochester. As the founder of DSMi, Mr. Carlberg recognized a need to assist companies involved in providing patients with pharmaceuticals, medical services and products and healthcare financing with alternative methods for improving patient compliance with prescribed therapies and treatments. The desired end result of this improved compliance is improved clinical outcomes.

BARBARA J. MCNEIL, M.D., PH.D.-BOARD MEMBER

Dr. McNeil is currently Ridley Watts Professor and Head of the Department of Health Care Policy at Harvard Medical School. Dr. McNeil holds degrees from Emmanuel College, Harvard Medical School and Harvard University. She is a member of a number of organizations, including the Medical Advisory Panel, Technology and Evaluation Program for the Blue Cross and Blue Shield Association. Dr. McNeil is a nationally recognized expert in the field of improving patient outcomes and has published widely on the subject.

GREGORY D. BROWN-SR. VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Mr. Brown has been Sr. Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since May 1995. From 1989 to 1995 Mr. Brown was Chief Financial Officer of Pappajohn Capital Resources. a venture capital firm specializing in healthcare investments, and Equity Dynamics, Inc.. a financial consulting firm. From 1984 to 1989 Mr. Brown was a Senior Accountant with Vroman, McGowen, Hurst, Clark & Smith, P.C., a certified public accounting firm.

GEORGE T. WITTER-VICE PRESIDENT, SALES AND MARKETING

Mr. Witter has 15 years of experience in the sale and marketing of pharmaceuticals and medical products. Before joining DSMi, Mr. Witter had been with Genentech, Inc. for 10 years. Prior to this, he was with American Critical Care. Mr. Witter has an A.B.J. degree from the University of Georgia.


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KENT TAPPER-VICE PRESIDENT, SYSTEMS ENGINEERING

Mr. Tapper has over 15 years of experience in the field of engineering, engineering management and telecommunications. His specific areas of expertise include advanced intelligence networks, interactive audio response, speech recognition, and multimedia applications. Mr. Tapper has significant experience in the use of advanced speech recognition technology for automation of highly interactive services and integration with electronic publishing. Prior to joining DSMi, Mr. Tapper had over 10 years of experience with Northern Telecom. He has a BSEE from Purdue University.

LEON R. ZAK-DIRECTOR, SYSTEMS DEVELOPMENT

Mr. Zak directs Systems Development for DSMi. An expert in voice-response and on-demand publishing technology, he has successfully managed a software development company for over 10 years, developing and marketing numerous software programs that are currently in use nationally and internationally. Mr. Zak has extensive research and development experience for FORTUNE 500 companies such as Tandy Corporation, Eastman Kodak Company and Xerox.

MARION B. LAVIGNE, PH.D.-DIRECTOR, CLINICAL PROGRAMS

Dr. LaVigne is responsible for coordinating clinical research and development for DSMi's programs. She holds a doctorate in clinical psychology from the University of Rochester. With over ten years of experience in health psychology, she has completed research, program development, and clinical work in smoking cessation, cardiovascular disease, asthma, and health promotion, in addition to instructing psychology at several universities. She is a member of the American Psychological Association and the Society of Behavioral Medicine.

RICHARD HOLOWKA-DIRECTOR, PRODUCT DEVELOPMENT

With over fifteen years experience in promotion, marketing and communications, Mr. Holowka possesses considerable expertise in planning and coordinating motivational and informational communications programs. As Creative Director of an advertising/public relations firm, he conducted multi-media campaigns for numerous clients, from software development to human service and health care.
He is the recipient and co-recipient of 3 Silver Microphone awards for creative work reaching general, private sector, non-profit, and multi-ethnic audiences.

CINDY DOANE, M.S.P.H.-MANAGER, CLINICAL PROGRAMS

Ms. Doane possesses a unique combination of extensive clinical research expertise and "hands-on, deadline driven" project management experience. With a Masters of Science in Public Health from the University of Illinois Urbana-Champaign, she has participated in and managed projects involving the Centers for Disease Control, New York State Department of Health, and private foundations. Her organizational skills and breadth of experience are well suited for her demanding position which involves coordination, scheduling and budgeting of diverse product functions. She has published numerous articles and abstracts on issues of patient compliance and public health.